August 22, 2014

Michael Roman

Timothy James Rivera

HydroPot Inc. (a Delaware Corporation)

3324 Monier Circle Ste 3

Rancho Cordova, CA 95742

Dear Michael and James,

I am resigning my position and all interests with Hydropot, Inc (a Delaware Corporation) effective 8/22/14, and request my 6,200,000 stock shares be given back to the company treasury and cancelled.

/s/ Ronald Bieber

Ronald "Reb" Bieber